Exhibit 99.1

PRESS RELEASE 23 July 2026 06:30 p.m. CET Regulated information insider information Participate in the Analyst and investor video call Friday, 24 July 2026 10:00 a.m. CET

2 PRESS RELEASE 23 July 2026, 18:30 CET Regulated Information | Inside information SUBJECT TO CERTAIN EXCEPTIONS, THIS PRESS RELEASE AND THE INFORMATION CONTAINED HEREIN IS NOT FOR RELEASE, PUBLICATION, DISTRIBUTION OR DISCLOSURE OTHERWISE, WHETHER DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, IN OR INTO THE UNITED STATES, AUSTRALIA, CANADA, HONG KONG, JAPAN, NEW ZEALAND, SWITZERLAND OR SOUTH AFRICA OR ANY OTHER STATE OR JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE LAWS OF THAT JURISDICTION OR WOULD REQUIRE ADDITIONAL DOCUMENTS TO BE COMPLETED OR REGISTERED, OR REQUIRE ANY MEASURE TO BE UNDERTAKEN IN ADDITION TO THE REQUIREMENTS UNDER BELGIAN AND FRENCH LAW. 1 Adjusted for the exceptional € 11 /share distribution ; versus ARGAN's closing share price of € 65 . 40 , a ~ 28 % premium to its one - month volume - weighted average share price of € 61 . 82 and a ~ 30 % premium to its three - month volume - weighted average share price of € 60 . 90 , in each case on 23 July 2026 . 2 Excludes WDP France’s land reserves of approximately 250 , 000 m² in gross leasable area (GLA) . 3 Around € 400 million in annual equity via retained earnings, stock dividend and contributions in kind, including the remainder in incremental debt within WDP’s leverage targets . ARGAN and WDP join forces to create a €13 billion European logistics champion through a friendly all - share merger The proposed merger between ARGAN, France’s leading logistics REIT, and WDP, its European counterpart, will unlock a platform spanning eight countries, drive accretive growth and deliver immediate value for both shareholder groups . Today, ARGAN and WDP signed a merger agreement and the merger terms pursuant to which ARGAN would merge into WDP, through an all - share cross - border merger . The merger is unanimously supported by the Boards of both companies and by the key reference shareholders : the Le Lan family, the Jos De Pauw family and Crédit Agricole Assurances, through its subsidiary Predica . Separate voting commitments represent ~ 52 % of ARGAN’s and ~ 19 % of WDP’s voting rights . “For more than 25 years, each of us has built a market - leading platform . Today, ARGAN and WDP announce their intention to become one company, with the same DNA : client - centric entrepreneurship, disciplined growth and a focus on sustainable earnings growth and attractive total returns – anchored by family shareholders with long - term vision . This industrial project takes both stories to European scale : one integrated platform, stronger for clients and shareholders alike . The foundation for the next 25 years . " Jean - Claude Le Lan - ARGAN Founder & Chairman of the Supervisory Board & Joost Uwents - CEO WDP Transaction highlights  Attractive terms – 21 % total premium 1 : 3 newly issued WDP shares per ARGAN share . In addition, ARGAN will propose to its general meeting to make an exceptional distribution of € 11 per share prior to completion of the merger, representing a total implied valuation of € 79 . 22 per ARGAN share .  A leading European logistics REIT: a €13 billion + gross asset value platform spanning 8 countries, €700 million + of annualised rental income and ~13 million m² of high - quality logistics space, becoming a top - 3 European logistics player and largest listed Western European logistics real estate platform.  #1 French logistics platform: creating a ~€5 billion fully integrated logistics platform, building on ARGAN's market - leading position, deep - rooted local network and well - recognized brand in France.  Unlocking embedded and future growth : doubling ARGAN’s investment pace by activating its landbank 2 of 750 , 000 m² GLA, backed by the combined € 700 million of annual self - funding capacity 3 while providing an attractive basis for further expansion into Italy and Spain .

PRESS RELEASE
23 July 2026, 18:30 CET
Regulated Information | Inside information

SUBJECT TO CERTAIN EXCEPTIONS, THIS PRESS RELEASE AND THE INFORMATION CONTAINED HEREIN IS NOT FOR RELEASE, PUBLICATION, DISTRIBUTION OR DISCLOSURE OTHERWISE, WHETHER DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, IN OR INTO THE UNITED STATES, AUSTRALIA, CANADA, HONG KONG, JAPAN, NEW ZEALAND, SWITZERLAND OR SOUTH AFRICA OR ANY OTHER STATE OR JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE LAWS OF THAT JURISDICTION OR WOULD REQUIRE ADDITIONAL DOCUMENTS TO BE COMPLETED OR REGISTERED, OR REQUIRE ANY MEASURE TO BE UNDERTAKEN IN ADDITION TO THE REQUIREMENTS UNDER BELGIAN AND FRENCH LAW.

- **Immediate value creation:** +3% EPRA EPS accretion[4], +7% EPRA NTA accretion[5] and leading to an additional +10% total accounting return[6] for WDP shareholders. Significant premium, immediate dividend uplift and enhanced liquidity for ARGAN shareholders; in combination with enhanced growth opportunities reinforcing WDP's #BLEND &EXTEND2030 ambition of reaching >€2.00 EPRA EPS in 2030.

- **Maintenance of strong balance sheet and credit quality:** WDP expects to retain its Moody's A3 and Fitch's BBB+ issuer credit ratings, reflecting solid credit metrics and the continuation of a prudent financial policy. The expected pro forma impact of the transaction, including €250 million of targeted disposals, is broadly leverage neutral with only +1% on loan-to-value and +0.3x on adjusted net debt to EBITDA[7].

- **Conditions precedent:** shareholder approval at both ARGAN and WDP, regulatory approvals and receipt of a tax ruling in France regarding the transaction.

- **Timing:** EGMs are expected to take place in November 2026, with completion of the merger expected in Q1 2027.

- **Anchored by reference shareholders, combined with significant free float:** Jos De Pauw family, Le Lan family and Crédit Agricole Assurances, through its subsidiary Predica expected to hold ~14%, ~9% and ~4%, respectively, of the combined group immediately following completion; free float expected to represent ~73%, with substantially increased liquidity supporting potential future index inclusions.


€13bn+
combined portfolio
8
Countries
~13 million m²
of logistics space
€700m+
annualised rental income
WDP
LEGEND
Transport Corridors
Main Shipping Routes
Main roads
Major France ports
Main Aeroports
Existing WDP locations
Existing Argan locations
NETHERLANDS
AMSTERDAM
UK
BELGIUM
BRUSSELS
LUX.
GERMANY
BERLIN
WARSAW
POLAND
PRAGUE
CZECHIA
UKRAINE
SLOVAKIA
VIENNA
AUSTRIA
ZURICH
SWITZERLAND
MOLDOVA
HUNGARY
ROMANIA
SLOVENIA
CROATIA
BELGRADE
CONSTANTA
BUCHAREST
BOSNIA
SERBIA
SOFIA
BULGARIA
ITALY
FRANCE
PARIS
Lyon
Toulouse
Bordeaux
SPAIN
PORTUGAL
LISBON
MADRID
Barcelona
ALBANIA
MAC.
GREECE

Delivering today with a vision for tomorrow.

[4] As from the first year of full operation (2028) and including cost synergies of €10 million (largely financial) and €250 million of disposals. Based on ARGAN projected 2027 EPRA EPS of €6 per share, in line with broker consensus estimates.
[5] Pro forma as at 30 June 2026.
[6] Total accounting return (TAR) is calculated as annual EPRA NTA growth including gross dividends distributed, based on stable yields.
[7] 31 December 2025: 40.1% loan-to-value and 7.5x net debt / EBITDA (adj.)

3

PRESS RELEASE 23 July 2026, 18:30 CET Regulated Information | Inside information SUBJECT TO CERTAIN EXCEPTIONS, THIS PRESS RELEASE AND THE INFORMATION CONTAINED HEREIN IS NOT FOR RELEASE, PUBLICATION, DISTRIBUTION OR DISCLOSURE OTHERWISE, WHETHER DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, IN OR INTO THE UNITED STATES, AUSTRALIA, CANADA, HONG KONG, JAPAN, NEW ZEALAND, SWITZERLAND OR SOUTH AFRICA OR ANY OTHER STATE OR JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE LAWS OF THAT JURISDICTION OR WOULD REQUIRE ADDITIONAL DOCUMENTS TO BE COMPLETED OR REGISTERED, OR REQUIRE ANY MEASURE TO BE UNDERTAKEN IN ADDITION TO THE REQUIREMENTS UNDER BELGIAN AND FRENCH LAW. Strategic rationale of the proposed transaction Building the platform of tomorrow Early 2026 , WDP expressed the clear ambition to further scale into an integrated European € 10 bn + platform and to provide total supply chain infrastructure solutions to new and existing tenants . To this end, the focus remains on delivering above - average earnings growth with a below - average risk profile . ARGAN, in turn, aims to further develop its platform in the French logistics real estate market, one of the largest and still predominantly fragmented markets in Continental Europe . Additionally, ARGAN sees substantial cross - selling opportunities through access to a larger European platform . Through the proposed combination, ARGAN and WDP will take a defining step in that journey : bringing together two highly complementary logistics real estate platforms and creating a leading core European logistics real estate portfolio exceeding € 13 billion GAV with more than € 700 million of annualised rental income, ~ 13 million m² of high - quality logistics space and a committed pipeline of around 1 billion euros . Every ARGAN client – existing and new – will benefit from integration with the WDP platform from day one . The enlarged group will hold # 1 market positions in France, Belgium, Luxembourg, the Netherlands and a leading position in Romania, jointly creating a stronger platform that supports clients across Europe's most important logistics corridors in eight countries . The contemplated transaction represents the logical next step in WDP's long - term European growth strategy, as part of its #BLEND&EXTEND 2030 multi - year growth plan, and responds to increasing client demand for integrated supply chain solutions, supported by growing supply - chain unification across Europe . As the geographical bridge between Northern and Southern Europe, France is the linking pin in WDP's next phase of growth and provides an attractive basis for further expansion into Italy and Spain . The friendly merger aims to combine two companies with shared entrepreneurial DNA . Founded and developed by the Le Lan and Jos De Pauw families respectively, ARGAN and WDP share a long - term vision, a client - centric focus and a disciplined approach to profitable growth and capital allocation . These shared values have enabled both companies to build highly successful logistics platforms in their respective markets and form the foundation of the proposed combination . France at the heart of WDP's next phase of European growth The contemplated combination aims to integrate WDP’s existing French operations into a ~€ 5 bn national logistics champion . Beyond the immediate scale benefits, the combination would bring together ARGAN’s deep local market knowledge, brand value, in - house development expertise and long - standing customer relationships with WDP’s European reach and strong financial capacity . 4

PRESS RELEASE 23 July 2026, 18:30 CET Regulated Information | Inside information SUBJECT TO CERTAIN EXCEPTIONS, THIS PRESS RELEASE AND THE INFORMATION CONTAINED HEREIN IS NOT FOR RELEASE, PUBLICATION, DISTRIBUTION OR DISCLOSURE OTHERWISE, WHETHER DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, IN OR INTO THE UNITED STATES, AUSTRALIA, CANADA, HONG KONG, JAPAN, NEW ZEALAND, SWITZERLAND OR SOUTH AFRICA OR ANY OTHER STATE OR JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE LAWS OF THAT JURISDICTION OR WOULD REQUIRE ADDITIONAL DOCUMENTS TO BE COMPLETED OR REGISTERED, OR REQUIRE ANY MEASURE TO BE UNDERTAKEN IN ADDITION TO THE REQUIREMENTS UNDER BELGIAN AND FRENCH LAW. Growth, built on continuity The contemplated combination is built on continuity . ARGAN’s experienced team of around 30 specialists, together with WDP France’s team of 6 , will continue to lead the French platform after completion, with headquarters in Paris . The ARGAN brand – recognised for its premium market positioning and its Aut 0 nom® concept, innovative standard aimed at carbon reduction and energy efficiency – will be maintained for the combined group's commercial activities in France . The entrepreneurial, client - centric culture shared by both companies will remain at the core of the enlarged group . Through the proposed transaction, ARGAN shareholders would exchange a 100 % French logistics REIT for a leading and growing European logistics REIT active across eight markets . “I believe this transaction represents a compelling opportunity for ARGAN, its employees, clients and shareholders . By combining ARGAN's leading position in France with WDP's European platform, we create a stronger company with enhanced growth prospects and the resources to continue supporting our customers over the long term, and I look forward to being part of the next chapter of the combined group . " Jean - Claude Le Lan - ARGAN Founder and representative of Kerlan, the Le Lan family office Crédit Agricole Assurances, as a long - term reference shareholder of ARGAN through its subsidiary Predica, has welcomed the proposed combination of ARGAN and WDP creating one of the leading platforms in the European real estate logistics market . Crédit Agricole Assurances, through its subsidiary Predica, has confirmed to vote in favour of the transaction at the upcoming shareholders’ meeting . 5

6 Based on WDP's closing share price of € 22 . 74 on 23 July 2026 and taking into account the exceptional distribution, ARGAN shareholders would receive € 79 . 22 per ARGAN share, representing an implied premium of ~ 21 % to ARGAN's closing share price of € 65 . 40 , ~ 28 % to its one - month volume - weighted average share price and ~ 30 % to its three - month volume - weighted average share price, in each case as of 23 July 2026 . Immediate value creation The proposed merger is expected to create immediate and material value for both WDP and ARGAN shareholders .  +3% EPRA EPS accretion 9 ,  +7% EPRA NTA accretion 10 ,  Leading to + 10 % total accounting return 11 for WDP shareholders ;  + 6 % immediate dividend step - up and enhanced share liquidity for ARGAN shareholders ;  The enlarged group would benefit from accelerated development activity, enhanced cross - selling opportunities, deployment of energy solutions and increased self - financing capacity ;  Reinforces WDP’s ambition to reach >€ 2 . 00 EPRA EPS by 2030 , underpinned by short - term Earnings per share accretion supplemented by enhanced growth opportunities and backed by € 700 million of combined annual self - funding capacity 12 . 8 On an indicative basis, based on the share capital of WDP and ARGAN as at 30 June 2026 and assuming no exercise of the exit right, a shareholder holding 1 % of the share capital of ARGAN would hold c . 0 . 24 % of the share capital of WDP after completion of the merger . 9 As from the first year of full operation (2028) and including cost synergies of €10 million (largely financial) and €250 million of disposals. Based on ARGAN projected 2027 EPRA EPS of €6 per share, in line with broker consensus estimates. 10 Pro forma as at 30 June 2026. 11 Total accounting return (TAR) is calculated as yearly EPRA NTA growth including gross dividends distributed. 12 Around €400 million in annual equity via retained earnings, stock dividend and contributions in kind, including the remainder in incremental debt within WDP’s leverage targets. › Exchange ratio: 3 WDP shares for 1 Argan share › ARGAN will propose €11 exceptional distribution 21% PRESS RELEASE 23 July 2026, 18:30 CET Regulated Information | Inside information SUBJECT TO CERTAIN EXCEPTIONS, THIS PRESS RELEASE AND THE INFORMATION CONTAINED HEREIN IS NOT FOR RELEASE, PUBLICATION, DISTRIBUTION OR DISCLOSURE OTHERWISE, WHETHER DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, IN OR INTO THE UNITED STATES, AUSTRALIA, CANADA, HONG KONG, JAPAN, NEW ZEALAND, SWITZERLAND OR SOUTH AFRICA OR ANY OTHER STATE OR JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE LAWS OF THAT JURISDICTION OR WOULD REQUIRE ADDITIONAL DOCUMENTS TO BE COMPLETED OR REGISTERED, OR REQUIRE ANY MEASURE TO BE UNDERTAKEN IN ADDITION TO THE REQUIREMENTS UNDER BELGIAN AND FRENCH LAW. Merger terms Financial terms for ARGAN shareholders Under the terms of the proposed merger, ARGAN shareholders will receive 3 newly issued WDP shares for each ARGAN share held . 8 In addition, ARGAN will propose to its general meeting of shareholders to make an exceptional distribution of €11 per share prior to completion of the merger. TOTAL IMPLIED VALUATION TOTAL PREMIUM TO SHARE PRICE PER ARGAN SHARE €79.22

PRESS RELEASE
23 July 2026, 18:30 CET
Regulated Information | Inside information

SUBJECT TO CERTAIN EXCEPTIONS, THIS PRESS RELEASE AND THE INFORMATION CONTAINED HEREIN IS NOT FOR RELEASE, PUBLICATION, DISTRIBUTION OR DISCLOSURE OTHERWISE, WHETHER DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, IN OR INTO THE UNITED STATES, AUSTRALIA, CANADA, HONG KONG, JAPAN, NEW ZEALAND, SWITZERLAND OR SOUTH AFRICA OR ANY OTHER STATE OR JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE LAWS OF THAT JURISDICTION OR WOULD REQUIRE ADDITIONAL DOCUMENTS TO BE COMPLETED OR REGISTERED, OR REQUIRE ANY MEASURE TO BE UNDERTAKEN IN ADDITION TO THE REQUIREMENTS UNDER BELGIAN AND FRENCH LAW.

The enlarged platform is expected to lower the cost of capital as it will benefit from enhanced liquidity, broader capital markets access and a more diversified revenue base, benefiting both ARGAN's and WDP's shareholders.

Synergies from the proposed merger

The combination is expected to deliver €10 million of identified synergies, within 12 months, primarily driven by cost of debt optimizations (through its top-tier credit-rating) and to a lesser extent operating efficiencies, which are included in the expected +3% short-term EPRA EPS accretion of the transaction. Beyond these synergies, the enlarged group would benefit from accelerated development activity, enhanced cross-selling opportunities, deployment of energy solutions and increased self-financing capacity to support future growth.

Maintaining top-tier credit quality and flexibility

WDP currently holds a Moody's A3 issuer and instrument rating and a Fitch BBB+ issuer rating and A- instrument rating (both with Stable Outlook), placing it among a select group of A-rated listed real estate companies in Europe. Based on the leverage-neutral impact of the transaction, including €250 million of targeted disposals, WDP expects its Moody's A3 and Fitch BBB+ issuer ratings to be maintained following completion of the transaction.

The transaction is expected to be broadly leverage-neutral: +1% on loan-to-value and +0.3x adjusted net debt / EBITDA[13]. This is consistent with WDP's disciplined financial policy, and WDP confirms a continuation of its prudent financial policies, preserving balance sheet flexibility to support future growth.

"This proposed friendly merger marks an important milestone in becoming a true European logistics REIT, and reflects the Board's confidence in the transaction's long-term success. By combining ARGAN's established position in France with WDP's European network and unique credit profile, together we create a stronger, even more resilient company, built on the same financial discipline that has shaped both companies. The new combined company is well positioned to deliver sustainable earnings, dividend growth and value for its clients and shareholders."

Rik Vandenberghe – Chairman of the Board of Directors of WDP

[13] 31 December 2025: 40.1% loan-to-value and 7.5x net debt / EBITDA (adj.)

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8 PRESS RELEASE 23 July 2026, 18:30 CET Regulated Information | Inside information SUBJECT TO CERTAIN EXCEPTIONS, THIS PRESS RELEASE AND THE INFORMATION CONTAINED HEREIN IS NOT FOR RELEASE, PUBLICATION, DISTRIBUTION OR DISCLOSURE OTHERWISE, WHETHER DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, IN OR INTO THE UNITED STATES, AUSTRALIA, CANADA, HONG KONG, JAPAN, NEW ZEALAND, SWITZERLAND OR SOUTH AFRICA OR ANY OTHER STATE OR JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE LAWS OF THAT JURISDICTION OR WOULD REQUIRE ADDITIONAL DOCUMENTS TO BE COMPLETED OR REGISTERED, OR REQUIRE ANY MEASURE TO BE UNDERTAKEN IN ADDITION TO THE REQUIREMENTS UNDER BELGIAN AND FRENCH LAW. Strong support and clear path towards completion The common draft terms of merger are unanimously supported by the Board of Directors of WDP and the Supervisory Board of ARGAN . Separate voting commitments have been entered into by the Le Lan family (including the stake held by its investment vehicle Kerlan), the founding and reference shareholder of ARGAN, and by Crédit Agricole Assurances, through its subsidiary Predica, which together represent ~ 52 % of ARGAN's voting rights, and by RTKA (the Jos De Pauw family’s investment vehicle), representing ~ 19 % of WDP's voting rights . These commitments underpin the industrial rationale of the transaction, the projected value creation for both shareholder groups and the continuity of both platforms within the enlarged group . They provide a clear path towards completion and reflect the support of key shareholders of the companies . The voting commitments are subject to customary termination provisions, including in the event the merger agreement is terminated, notably in case of the conditions precedents not being satisfied . Reflecting the Le Lan family's significant interest in the combined group and its confidence in the merits of the combination, the Le Lan family will be represented on WDP's Board of Directors by one member expected to be appointed at the WDP’s extraordinary general meeting approving the merger, with effect from completion . The remainder of WDP’s board composition will remain unchanged 14 . The merger remains subject to shareholder approval at both ARGAN 15 and WDP 16 , the required regulatory approvals, receipt of a tax ruling in France regarding the transaction, implementation of the ARGAN hive - down 17 , approval of the exceptional distribution by ARGAN, and the satisfaction of other customary conditions, as reflected in the common draft terms of merger . Extraordinary general meetings of both companies are expected to take place in November 2026 , with completion of the merger anticipated in Q 1 2027 . ARGAN will propose to its general meeting the approval of the exceptional distribution under the same conditions precedent . 14 WDP’s board of directors currently has eight members, including five independent directors . After completion of the merger, the board is expected to expand to nine members, of whom 55 % will be independent . 15 Attendance quorum of 25% (only) at the 1 st and 20% (only) at the 2 nd meeting, and a majority of 2 / 3 of the votes cast . 16 Attendance quorum of 50% (only) at the 1 st meeting, and a majority of 3 / 4 of the votes cast . 17 In view of the integration of the two French platforms, ARGAN will transfer, prior to completion, its business activities and related employees to a newly created wholly owned entity subject to the SIIC regime, which would be the leading entity to conduct the activities of the group in France after completion of the merger .

PRESS RELEASE 23 July 2026, 18:30 CET Regulated Information | Inside information SUBJECT TO CERTAIN EXCEPTIONS, THIS PRESS RELEASE AND THE INFORMATION CONTAINED HEREIN IS NOT FOR RELEASE, PUBLICATION, DISTRIBUTION OR DISCLOSURE OTHERWISE, WHETHER DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, IN OR INTO THE UNITED STATES, AUSTRALIA, CANADA, HONG KONG, JAPAN, NEW ZEALAND, SWITZERLAND OR SOUTH AFRICA OR ANY OTHER STATE OR JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE LAWS OF THAT JURISDICTION OR WOULD REQUIRE ADDITIONAL DOCUMENTS TO BE COMPLETED OR REGISTERED, OR REQUIRE ANY MEASURE TO BE UNDERTAKEN IN ADDITION TO THE REQUIREMENTS UNDER BELGIAN AND FRENCH LAW. “As family - founded companies, WPD and ARGAN share the same entrepreneurial DNA with a long - term commitment to their companies, clients and people . We believe this combination is a natural continuation of that legacy : preserving what made both companies successful while creating the scale and resources for the next generation of European growth . As long - term shareholders, we are proud to support this industrial project and the value it will create for future generations . ” Isabelle De Pauw and Bernard Boel – Board representatives of Family De Pauw, founding family and long - term reference shareholder of WDP Maintaining SIIC status and strengthening capital markets access through a Paris listing The proposed transaction structure would preserve the existing French SIIC status currently applicable to both ARGAN and WDP France, while maintaining ARGAN's operational platform and activities in France . To reinforce its presence in one of its core markets and facilitate access for French investors, WDP intends to obtain an additional listing on the regulated market of Euronext Paris ahead of the general meetings scheduled in Q 4 2026 , alongside its existing listings on the regulated markets of Euronext Brussels and Euronext Amsterdam . The additional Paris listing is expected to broaden the group's investor base, enhance trading liquidity and further strengthen its capital markets profile in one of its largest and most important markets . WDP expects the additional Paris listing to ensure the combined group's continued inclusion in the SBF 120 index, alongside WDP's existing inclusion in the Belgian BEL 20 and the Dutch AEX indices . Next steps and indicative timetable ARGAN and WDP currently expect the indicative timetable set out below, with completion subject to customary closing conditions :  Today, 23 July 2026 : signing of the merger proposal (common draft terms of merger), the merger agreement and supporting transaction documentation .  October / November 2026 : Expected listing of WDP on Euronext Paris .  November 2026 : Extraordinary General Meetings of WDP and ARGAN to approve the proposed merger and related resolutions .  End 2026 / Early 2027 : Satisfaction of the remaining conditions precedent, including regulatory approvals and receipt of the tax ruling in France, and payment of the exceptional distribution to ARGAN shareholders .  Q 1 2027 : Completion of the merger, delisting of the ARGAN shares, admission to trading of the new WDP shares issued to ARGAN shareholders . The common draft terms of the merger and certain other documents including more details on the terms and conditions of the proposed merger are available online at the following website . 9

PRESS RELEASE 23 July 2026, 18:30 CET Regulated Information | Inside information SUBJECT TO CERTAIN EXCEPTIONS, THIS PRESS RELEASE AND THE INFORMATION CONTAINED HEREIN IS NOT FOR RELEASE, PUBLICATION, DISTRIBUTION OR DISCLOSURE OTHERWISE, WHETHER DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, IN OR INTO THE UNITED STATES, AUSTRALIA, CANADA, HONG KONG, JAPAN, NEW ZEALAND, SWITZERLAND OR SOUTH AFRICA OR ANY OTHER STATE OR JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE LAWS OF THAT JURISDICTION OR WOULD REQUIRE ADDITIONAL DOCUMENTS TO BE COMPLETED OR REGISTERED, OR REQUIRE ANY MEASURE TO BE UNDERTAKEN IN ADDITION TO THE REQUIREMENTS UNDER BELGIAN AND FRENCH LAW. In accordance with French law, an independent merger appraiser ( commissaire à la fusion ) will be appointed by the President of the Commercial Court ( Tribunal des Activités Économiques ) of Nanterre (France) in the coming days . ARGAN will announce in a press release the name of the merger appraiser after its formal appointment . In accordance with Belgian law, the statutory auditor of WDP will prepare a report on the draft terms of the merger and no separate independent appraiser will be appointed. The reports of the statutory auditor of WDP and the independent merger appraiser will be made available 18 to the shareholders, together with the reports of the Board of Directors of WDP and the Management Board of ARGAN, prior to the Extraordinary General Meetings in accordance with applicable Belgian and French laws. In accordance with French law 19 on cross - border mergers, the shareholders of ARGAN who vote against the merger will be offered a cash right to exit ARGAN upon completion of the proposed merger . The proposed valuation of such exit right is € 71 . 10 per share, based on the valuation of ARGAN on a standalone basis and will be adjusted downward to take into account the exceptional distribution . The exit price would be paid 20 , pursuant to applicable law, in cash after the completion of the merger 21 . Advisers to WDP Rothschild & Co and Van Lanschot Kempen are acting as financial advisers to WDP. Eubelius and Bredin Prat are acting as legal advisers to WDP. Deloitte and Bredin Prat are acting as tax advisers to WDP. Advisers to ARGAN BNP Paribas is acting as financial adviser to ARGAN. Brandford Griffith & Associés is acting as legal adviser to ARGAN. CMS Francis Lefebvre is acting as tax adviser to ARGAN. Advisers to Crédit Agricole Assurances Crédit Agricole Corporate & Investment Bank is acting as financial adviser to Crédit Agricole Assurances. BDGS Associés is acting as legal adviser to Crédit Agricole Assurances. 18 At www.wdp - argan.eu 19 Article L. 236 - 40 of the French Commercial Code. 20 The payable exit price would be €60.10 per share , after deduction of the exceptional €11/share distribution. 21 Article R. 236 - 27 of the French Commercial Code. 10

PRESS RELEASE 23 July 2026, 18:30 CET Regulated Information | Inside information SUBJECT TO CERTAIN EXCEPTIONS, THIS PRESS RELEASE AND THE INFORMATION CONTAINED HEREIN IS NOT FOR RELEASE, PUBLICATION, DISTRIBUTION OR DISCLOSURE OTHERWISE, WHETHER DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, IN OR INTO THE UNITED STATES, AUSTRALIA, CANADA, HONG KONG, JAPAN, NEW ZEALAND, SWITZERLAND OR SOUTH AFRICA OR ANY OTHER STATE OR JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE LAWS OF THAT JURISDICTION OR WOULD REQUIRE ADDITIONAL DOCUMENTS TO BE COMPLETED OR REGISTERED, OR REQUIRE ANY MEASURE TO BE UNDERTAKEN IN ADDITION TO THE REQUIREMENTS UNDER BELGIAN AND FRENCH LAW. Investor and analyst conference call and webcast ARGAN and WDP will host an investor and analyst conference call to present the proposed business combination and answer questions from investors and analysts.  Date: 24 July 2026  Time: 10:00 CET  Format: Live webcast and conference call  Speakers: Joost Uwents (CEO), Mickael Van den Hauwe (CFO), Alexander Makar (Head of IR and Capital Markets), Francis Albertinelli (CFO of ARGAN), and Eric Donnet (Vice - Chairman of ARGAN)  Webcast registration: https://wdp.engagestream.euronext.com/wdp - update - call - magnolia  Presentation materials: Available prior to the call on both WDP's investor relations website and www.wdp - argan.eu  Replay: A recording of the webcast will be made available after the event on WDP's investor relations website WWW.WDP - ARGAN.EU 11

PRESS RELEASE 23 July 2026, 18:30 CET Regulated Information | Inside information SUBJECT TO CERTAIN EXCEPTIONS, THIS PRESS RELEASE AND THE INFORMATION CONTAINED HEREIN IS NOT FOR RELEASE, PUBLICATION, DISTRIBUTION OR DISCLOSURE OTHERWISE, WHETHER DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, IN OR INTO THE UNITED STATES, AUSTRALIA, CANADA, HONG KONG, JAPAN, NEW ZEALAND, SWITZERLAND OR SOUTH AFRICA OR ANY OTHER STATE OR JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE LAWS OF THAT JURISDICTION OR WOULD REQUIRE ADDITIONAL DOCUMENTS TO BE COMPLETED OR REGISTERED, OR REQUIRE ANY MEASURE TO BE UNDERTAKEN IN ADDITION TO THE REQUIREMENTS UNDER BELGIAN AND FRENCH LAW. Disclaimer This press release is for information purposes only and does not purport to be complete . This press release does not constitute an offer, or the solicitation of an offer, to acquire, purchase, subscribe for, sell or exchange securities in Warehouses de Pauw NV/SA (“ WDP ”) and/or ARGAN S . A . (“ ARGAN ”) or the solicitation of any vote in any jurisdiction pursuant to the envisaged merger . The envisaged merger does not constitute an offering in Belgium, France or another state or jurisdiction, other than the United States, where the offering will be made pursuant to Rule 802 or pursuant to an effective registration statement under the U . S . Securities Act of 1933 , as amended (the “Securities Act”) . No action has been or will be taken to permit an offering in any state or jurisdiction other than the United States . The envisaged merger is to be considered solely on the basis of the legally required corporate documentation in relation to the envisaged merger, amongst other things the common draft terms of a cross - border merger by acquisition by WDP of ARGAN (the “Merger Documentation”) that would contain the full terms and conditions of the envisaged merger . Any decision made in relation to the envisaged merger should be made solely and only on the basis of the information provided in the Merger Documentation . To date not all such information is available . This press release may not be construed as a prospectus or an information document as referred to in Regulation (EU) 2017 / 1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market (the "Prospectus Regulation"), or any implementing measure in any relevant member state of the European Economic Area . This press release does not constitute an offer or solicitation to acquire, purchase, subscribe for, sell or exchange any securities in Australia, Hong Kong, Canada, Japan, New - Zealand, South Africa, Switzerland and the United Kingdom, or any other state or jurisdiction where to do so would constitute a violation of the laws of that state or jurisdiction, and no such offer (or solicitation) may be made in any such jurisdiction . Any failure to comply with this restriction may constitute a violation of the securities laws of Australia, Hong Kong, Canada Japan, New - Zealand South Africa, Switzerland and the United Kingdom, or other applicable laws . All people who read this announcement should inform themselves of any such restrictions and comply with them . The shares to be issued in connection with the merger may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act ("FinSA") (unless in circumstances falling within Article 36 of the FinSA), and no application has been or will be made to admit such shares to trading on any trading venue in Switzerland . Neither this press release nor any other merger document or marketing material relating to the merger constitutes a prospectus within the meaning of the FinSA, and none of them may be publicly distributed or otherwise made publicly available in Switzerland . The shares to be issued in connection with the envisaged merger may not be offered or sold in the United States except pursuant to an effective registration statement under the Securities Act, or pursuant to a valid exemption from registration . WDP expects to offer its shares in connection with the envisaged merger in reliance on the exemption from registration provided by Rule 802 under the Securities Act (“Rule 802 ”) . If Rule 802 is unavailable, it will instead offer those shares (i) in the United States, pursuant to a registration statement under the Securities Act, and (ii) outside the United States, in reliance on the exemption from registration provided by Regulation S under the Securities Act ("Regulation S") . This announcement is not intended for release, publication, or distribution, in whole or in part, in or into, directly or indirectly, any jurisdiction in which such release, publication, or distribution could constitute a breach of the applicable laws of such jurisdiction . WDP and ARGAN explicitly decline any liability for breach of these restrictions by any person . Important Notice to U.S. Investors The merger will involve the exchange of securities of a public limited liability company incorporated in Belgium and a public limited company incorporated in France . The offer of shares in the merger is subject 12

PRESS RELEASE 23 July 2026, 18:30 CET Regulated Information | Inside information SUBJECT TO CERTAIN EXCEPTIONS, THIS PRESS RELEASE AND THE INFORMATION CONTAINED HEREIN IS NOT FOR RELEASE, PUBLICATION, DISTRIBUTION OR DISCLOSURE OTHERWISE, WHETHER DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, IN OR INTO THE UNITED STATES, AUSTRALIA, CANADA, HONG KONG, JAPAN, NEW ZEALAND, SWITZERLAND OR SOUTH AFRICA OR ANY OTHER STATE OR JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE LAWS OF THAT JURISDICTION OR WOULD REQUIRE ADDITIONAL DOCUMENTS TO BE COMPLETED OR REGISTERED, OR REQUIRE ANY MEASURE TO BE UNDERTAKEN IN ADDITION TO THE REQUIREMENTS UNDER BELGIAN AND FRENCH LAW. to disclosure requirements of a foreign country that are different from those of the United States . Financial statements included or referred to in this document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies . It may be difficult for you to enforce your rights and any claim you may have arising under the U . S . federal securities laws, since WDP is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country . You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U . S . securities laws . It may be difficult to compel a foreign company and its affiliates to subject themselves to a U . S . court's judgment . You should be aware that WDP may purchase securities otherwise than in the context of the merger, such as in open market or privately negotiated purchases . In connection with the merger, WDP may file with the US Securities and Exchange Commission (the "SEC") a registration statement on Form F - 4 , which includes relevant materials relating to the merger . This communication may be deemed to relate to constitute a communication made in reliance on Rule 425 under the Securities Act . If so, this communication is not a substitute for any such registration statement or prospectus that WDP may file with the SEC . Investors and security holders of ARGAN are urged to read any registration statement, the prospectus included therein, and any other relevant documents that WDP may file with the SEC, as well as any amendments or supplements to such documents, when they become available, because they will contain important information about WDP, ARGAN and the proposed envisaged merger . Any such registration statement and other documents filed by WDP with the SEC will be available free of charge on the SEC's website at www . sec . gov . Forward - looking Statements This press release contains forward - looking statements, including statements regarding the expected timing, terms, benefits, synergies and completion of the merger, the strategic rationale for the merger, and the anticipated future performance and prospects of the combined group . Forward - looking statements can be identified by the use of forward - looking terminology, including, without limitation, the words "believe", "estimate", "anticipate", "expect", "intend", "may", "will", "plan", "continue", "ongoing", "possible", "predict", "target", "seek", "would" or "should", and include statements made by WDP and/or ARGAN regarding their respective strategies and expected results . By their nature, forward - looking statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are beyond the control of WDP and ARGAN and are difficult to predict, and readers are warned that none of these forward - looking statements constitutes a guarantee of future performance . The actual results of WDP and ARGAN may differ materially from those projected or implied by the forward - looking statements, including as a result of the conditions precedent to the merger not being satisfied, or the terms of the merger being amended or terminated . None of WDP or ARGAN undertakes any obligation to publish updates or revisions of these forward - looking statements to reflect new information, changes in expectations or in the events, conditions or circumstances on which such statements are based, except as required by applicable law or by a competent regulatory authority . 13

More information WDP SA Blakebergen 15 B 1861 Wolvertem www.wdp.eu Joost Uwents – CEO Mickael Van den Hauwe – CFO Alexander Makar – Head of IR & Capital markets Delphine De Pauw – Head of External Communications investorrelations@wdp.eu WDP develops and invests in logistics real estate (warehouses and offices) . WDP’s property portfolio comprises circa 9 million m² . This international portfolio of semi - industrial and logistics buildings is spread over around 350 sites at prime logistics locations for storage and distribution in Belgium, the Netherlands, France, Luxembourg, Germany and Romania . WDP NV/SA – BE - REIT (public regulated real estate company under Belgian law) Company number 0417 . 199 . 869 (RPR Brussels, Dutch - speaking section) WDP is listed on Euronext Brussels (BEL 20 ) and Amsterdam (AEX) and is, among other things, part of the European Real Estate Association (EPRA), MSCI, STOXX, and the Dow Jones Sustainability Index (DJSI) . Follow us